EXHIBIT 99.1

News

MGE Energy Increases Dividend for 35th Consecutive Year

Madison, Wis., Aug. 20, 2010—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend to $0.3751 per share on the company's common stock. The dividend is payable Sept. 15, 2010, to shareholders of record Sept. 1, 2010. With this increase, the new dividend is equivalent to an annual rate of $1.50 per share.

"MGE Energy has remained focused on its core business and on building shareholder value, especially during these challenging economic times," said Gary J. Wolter, chairman, president and CEO.

The company has increased its dividend annually for the past 35 years. MGE Energy is listed as a "Dividend Achiever" by Mergent, Inc., a financial information publisher for more than a century. Only 7% of all dividend-paying companies meet the Mergent test of increasing dividends annually for at least 10 years.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 138,000 customers in Dane County, Wis., and purchases and distributes natural gas to 142,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com